Exhibit 2.1

FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT, dated as of January 6, 2017 (this “Amendment”), is entered into by and among SpartanNash Company, a Michigan corporation (the “Buyer”), and Matthew Caito, as the Sellers’ Representative (the “Sellers’ Representative”).

WHEREAS, on November 3, 2016, the Buyer, Caito Foods Service Inc., an Indiana corporation (“Caito”), Blue Ribbon Transport, Inc., an Indiana corporation (“BRT” and, together with Caito, the “Sellers” and each, a “Seller”), and the Sellers’ Representative entered into an Asset Purchase Agreement (the “Purchase Agreement”);

WHEREAS, Section 8.9 of the Purchase Agreement permits the Buyer and the Sellers’ Representative to amend the Purchase Agreement by an instrument in writing signed by the Buyer and the Sellers’ Representative; and

WHEREAS, the Buyer and the Sellers’ Representative desire to amend the Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, and pursuant to Section 8.9 of the Purchase Agreement, the Buyer and the Sellers’ Representative hereby agree as follows:

1.Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Purchase Agreement.

2.Amendment of Article IX of the Purchase Agreement.

(a)	The definition of “Determination Notice” in Article IX of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

““Determination Notice” has the meaning set forth in Section 1.9(d).”

(b)	The definition of “Deadline Date” in Article IX of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

““Deadline Date” has the meaning set forth in Section 1.9(f).”

(c)	The definition of “Deadline Date Extension Period” in Article IX of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

““Deadline Date Extension Period” has the meaning set forth in Section 1.9(f).”

(d)	The definition of “Disagreement Notice” in Article IX of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

““Disagreement Notice” has the meaning set forth in Section 1.9(g).”

(e)	The definition of “Notice of EBITDA Acceptance” in Article IX of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

““Notice of EBITDA Acceptance” has the meaning set forth in Section 1.9(g).”

(f)	Article IX of the Purchase Agreement is hereby amended by adding the following defined term in alphabetical order therein:

““2017 Fresh Kitchen EBITDA Threshold” has the meaning set forth on Exhibit J hereto.”

(g)	Article IX of the Purchase Agreement is hereby amended by adding the following defined term in alphabetical order therein:

““2017 Seller Business EBITDA Threshold” has the meaning set forth on Exhibit J hereto.”

(h)	Article IX of the Purchase Agreement is hereby amended by adding the following defined term in alphabetical order therein:

““2018 Fresh Kitchen EBITDA Threshold” has the meaning set forth on Exhibit J hereto.”

(i)	Article IX of the Purchase Agreement is hereby amended by adding the following defined term in alphabetical order therein:

““Average Additional Fresh Kitchen EBITDA Excess” means the quotient of (a) the sum of (i) the difference of (1) the Fresh Kitchen EBITDA for the Buyer’s 2017 fiscal year minus (2) the 2017 Fresh Kitchen EBITDA Threshold (which, for the avoidance of doubt, may be a negative number) and (ii) the difference of (1) the Fresh Kitchen EBITDA for the Buyer’s 2018 fiscal year minus (2) the 2018 Fresh Kitchen EBITDA Threshold (which, for the avoidance of doubt, may be a negative number), divided by (b) the Divisor.”

(j)	Article IX of the Purchase Agreement is hereby amended by adding the following defined term in alphabetical order therein:

““Divisor” has the meaning set forth on Exhibit J hereto.”

(k)	Article IX of the Purchase Agreement is hereby amended by adding the following defined term in alphabetical order therein:

““EBITDA Shortfall Payment” has the meaning set forth in Section 1.9(e).”

(l)	Article IX of the Purchase Agreement is hereby amended by adding the following defined term in alphabetical order therein:

““Multiple” has the meaning set forth on Exhibit J hereto.”

(m)	Article IX of the Purchase Agreement is hereby amended by adding the following defined term in alphabetical order therein:

““Pre-Determination Claims” has the meaning set forth in Section 1.9(e).”

(n)	Article IX of the Purchase Agreement is hereby amended by adding the following defined term in alphabetical order therein:

““Seller Business EBITDA” means, with respect to a particular fiscal year, the sum of (a) the Fresh Kitchen EBITDA for such fiscal year and (b) the Other Business EBITDA for such fiscal year, provided, that, in each case, when calculating the Fresh Kitchen EBITDA or the Other Business EBITDA, as applicable, solely for purposes of calculating Seller Business EBITDA, both Synergistic Expense Reductions and Synergistic Revenue will be deducted from the Fresh Kitchen EBITDA or the Other Business EBITDA, as applicable.”

(o)	Article IX of the Purchase Agreement is hereby amended by adding the following defined term in alphabetical order therein:

““Supplemental Fresh Kitchen Payment Cap” has the meaning set forth on Exhibit J hereto.”

(p)	Article IX of the Purchase Agreement is hereby amended by adding the following defined term in alphabetical order therein:

““Synergistic Expense Reductions” means, with respect to a particular fiscal year, the amount, if any, of Fresh Kitchen Expenses or Other Business Expenses that are reduced or eliminated during such fiscal year solely as a result of the combination of the Business and the Buyer’s business; provided, however, that Synergistic Expense Reductions shall not include any of the expense or cost savings identified in the certificate provided by Caito to the Buyer pursuant to Section 1.7(a)(xii); provided, further, that Synergistic Expense Reductions shall only include those expense reductions relating to expenses that Caito would have had to incur in connection with the operation of the Business had the combination of the Business and the Buyer’s business not occurred.”

(q)	Article IX of the Purchase Agreement is hereby amended by adding the following defined term in alphabetical order therein:

““Synergistic Revenue” means, with respect to a particular fiscal year, the amount, if any, of Fresh Kitchen Revenue or Other Business Revenue derived from inter-company sales to the Buyer or an Affiliate of the Buyer.”

3.Amendment of Section 1.8 of the Purchase Agreement.  The last sentence of Section 1.8 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“The effective time of the Closing shall be 11:59 p.m., Eastern Time, on the Closing Date.”

4.Amendment of Section 1.9 of the Purchase Agreement.  Section 1.9 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“SECTION 1.9.Additional Payments.

(a)Fresh Kitchen Additional Payments.  In addition to the Purchase Price and any payments to be made pursuant to Section 1.9(b) and Section 1.9(c), the Buyer will make the following payments subject to the terms and conditions of this Section 1.9(a):

(i)for each of the Buyer’s 2017, 2018 and 2019 fiscal years, if the Fresh Kitchen EBITDA for each such fiscal year equals or exceeds 85% of the Fresh Kitchen EBITDA Threshold for such fiscal year, the Buyer shall pay to Caito a payment for each such fiscal year equal to the product of (x) the Fresh Kitchen Annual Payment Target for such fiscal year and (y) (1) the Fresh Kitchen EBITDA for such fiscal year as finally determined in accordance with this Section 1.9, divided by (2) the Fresh Kitchen EBITDA Threshold for such fiscal year; provided, that, for purposes of this Section 1.9(a)(i), the amount calculated pursuant to the immediately preceding clause (y), when expressed as a percentage, shall not exceed 115%;

(ii)if the aggregate Fresh Kitchen EBITDA for the Buyer’s 2017, 2018 and 2019 fiscal years equals or exceeds 85% of the Cumulative Fresh Kitchen EBITDA Threshold, the Buyer shall pay to Caito a payment equal to the product of (x) $2,500,000 and (y) (1) the aggregate Fresh Kitchen EBITDA for the Buyer’s 2017, 2018 and 2019 fiscal years, in each case, as finally determined in accordance with this Section 1.9, divided by (2) the Cumulative Fresh Kitchen EBITDA Threshold; provided, that, for purposes of this Section 1.9(a)(ii), the amount calculated pursuant to the immediately preceding clause (y), when expressed as a percentage, shall not exceed 115%; and

(iii)the Buyer shall make the payments required, subject to any reductions for the EBITDA Shortfall Payment pursuant to Section 1.9(e), pursuant to (x) Section 1.9(a)(i) (1) with respect to the Fresh Kitchen EBITDA for the Buyer’s 2017 fiscal year, at the later of (i) March 15, 2018 and (ii) five Business Days after the Fresh Kitchen EBITDA for such fiscal year is finally determined in accordance with this Section 1.9; (2) with respect to the Fresh Kitchen EBITDA for the Buyer’s 2018 fiscal year, at the later of (i) March 15, 2019 and (ii) five Business Days after the Fresh Kitchen EBITDA for such fiscal year is finally determined accordance with this Section 1.9; and

(3) with respect to the Fresh Kitchen EBITDA for the Buyer’s 2019 fiscal year, at the later of (i) March 15, 2020 and (ii) five Business Days after the Fresh Kitchen EBITDA for such fiscal year is finally determined in accordance with this Section 1.9 and (y) Section 1.9(a)(ii), at the later of (1) March 15, 2020 and (2) five Business Days after the Fresh Kitchen EBITDA for fiscal year 2019 is finally determined in accordance with this Section 1.9.

(b)Other Business Additional Payments.  In addition to the Purchase Price and any payments to be made pursuant to Section 1.9(a) and Section 1.9(c), the Buyer will make the following payments subject to the terms and conditions of this Section 1.9(b):

(i)for each of the Buyer’s 2017 and 2018 fiscal years, if the Other Business EBITDA for such fiscal year equals or exceeds 90% of the Other Business EBITDA Threshold for such fiscal year, the Buyer shall pay to Caito a payment equal to the product of (x) the Other Business Annual Payment Target for such fiscal year and (y) (1) the Other Business EBITDA for such fiscal year as finally determined in accordance with this Section 1.9, divided by (2) the Other Business EBITDA Threshold for such fiscal year; provided, that, for purposes of this Section 1.9(b)(i), the amount calculated pursuant to the immediately preceding clause (y), when expressed as a percentage, shall not exceed 110%;

(ii)if the aggregate Other Business EBITDA for the Buyer’s 2017 and 2018 fiscal years equals or exceeds 90% of the Cumulative Other Business EBITDA Threshold, the Buyer shall pay to Caito a one-time payment equal to the product of (x) $3,000,000 and (y) (1) the aggregate Other Business EBITDA for the Buyer’s 2017 and 2018 fiscal years, in each case, as finally determined in accordance with this Section 1.9, divided by (2) the Cumulative Other Business EBITDA Threshold; provided, that, for purposes of this Section 1.9(b)(ii), the amount calculated pursuant to the immediately preceding clause (y), when expressed as a percentage, shall not exceed 110%;  and

(iii)the Buyer shall make the payments required, subject to any reductions for the EBITDA Shortfall Payment pursuant to Section 1.9(e), pursuant to (x) Section 1.9(b)(i) (1) with respect to the Other Business EBITDA for the Buyer’s 2017 fiscal year, at the later of (i) March 15, 2018 and (ii) five Business Days after the Other Business EBITDA for such fiscal year is finally determined in accordance with this Section 1.9; and (2) with respect to the Other Business EBITDA for the Buyer’s 2018 fiscal year, at the later of (i) March 15, 2019 and (ii) five Business Days after the Other Business EBITDA for such fiscal year is finally determined accordance with this Section 1.9 and (y) Section 1.9(b)(ii) at the later of (1) March 15, 2019 and (2) five Business Days after the Fresh Kitchen EBITDA for fiscal year 2018 is finally determined in accordance with this Section 1.9.

(c)Supplemental Fresh Kitchen Payment.

(i)In addition to the Purchase Price and any payments to be made pursuant to Section 1.9(a) and Section 1.9(b), if the Average Additional Fresh Kitchen EBITDA Excess is a positive number, the Buyer shall pay to Caito a payment equal to (x) the Average Additional Fresh Kitchen EBITDA Excess multiplied by (y) the Multiple; provided, however, that in no event shall the amount that the Buyer shall be obligated to pay to Caito pursuant to this Section 1.9(c)(i) exceed Supplemental Fresh Kitchen Payment Cap.

(ii)The Buyer shall make the payments required, subject to any reductions for the EBITDA Shortfall Payment pursuant to Section 1.9(e), pursuant to Section 1.9(c)(i) at the later of (1) March 15, 2019 and (2) five Business Days after the Fresh Kitchen EBITDA for fiscal year 2018 is finally determined in accordance with this Section 1.9.

(d)Within 60 days of the end of: (i) each of the Buyer’s 2017 and 2018 fiscal years, the Buyer will prepare and deliver to the Sellers’ Representative a statement setting forth the Buyer’s calculation of the Fresh Kitchen EBITDA and Other Business EBITDA for such fiscal year, and, for the Buyer’s 2017 fiscal year only, the Seller Business EBITDA, and (ii) the Buyer’s 2019 fiscal year, the Buyer will prepare and deliver to the Sellers’ Representative a statement setting forth the Buyer’s calculation of the Fresh Kitchen EBITDA for such fiscal year, in each case, together with reasonably detailed supporting documentation sufficient to enable the Sellers’ Representative to review the accuracy of the calculation in accordance with the terms of this Agreement (the “Determination Notice”).  Upon delivery of a Determination Notice, the Buyer shall provide the Sellers and their Representatives with prompt reasonable access at reasonable times and upon reasonable advance notice to such books, records and Representatives of the Buyer as are reasonably necessary for the Sellers to review, analyze and/or verify the Fresh Kitchen EBITDA, the Other Business EBITDA and Seller Business EBITDA set forth in the Determination Notice.

(e)If the Seller Business EBITDA for the Buyer’s 2017 fiscal year is less than the 2017 Seller Business EBITDA Threshold, Caito shall pay to the Buyer an amount equal to (x) the difference between (i) 2017 Seller Business EBITDA Threshold and (ii) the Seller Business EBITDA for the Buyer’s 2017 fiscal year, multiplied by (y) the Multiple; provided, however, that in no event shall the amount Caito is required to pay the Buyer pursuant to this Section 1.9(e) exceed the sum of the amounts described in clauses (i) through (iv) below of this Section 1.9(e) (such payment amount, the “EBITDA Shortfall Payment”).  The EBITDA Shortfall Payment shall be due and payable immediately upon final determination of the Seller Business EBITDA for the Buyer’s 2017 fiscal year pursuant to this Section 1.9 and shall be satisfied in the following manner:

(i)first, from the Escrow Amount, but only to the extent of the difference between (x) the Escrow Amount, less (y) the amount of any Losses incurred by any Buyer Indemnities that arise or exist prior to the final determination of the Seller Business EBITDA for which the Buyer Indemnities are entitled to indemnification in accordance with the terms and conditions set forth in Article VI of this Agreement (the “Pre-Determination Claims”), which Pre-Determination Claims the parties agree shall be funded first from the Escrow Amount before the Buyer Indemnities seek payment from the Sellers using funds other than the Escrow Amount (it being understood that nothing in this Section 1.9(e) is intended to modify the rights and obligations of the parties under Article VI of this Agreement, other than to require that all Pre-Determination Claims first be funded from the Escrow Amount); and then

(ii)offset against and as a reduction to any payments owed, whether at the time of the final determination of the Seller Business EBITDA for the Buyer’s 2017 fiscal year or afterwards, by the Buyer to Caito pursuant to Section 1.9(b); and then

(iii)offset against and as a reduction to any payments owed, whether at the time of the final determination of the Seller Business EBITDA for the Buyer’s 2017 fiscal year or afterwards, by the Buyer to Caito pursuant to Section 1.9(a); and then

(iv)offset against and as a reduction to any payments owed, whether at the time of the final determination of the Seller Business EBITDA for the Buyer’s 2017 fiscal year or afterwards, by the Buyer to Caito pursuant to Section 1.9(c).

(f)At all reasonable times during the 60 days immediately following the Sellers’ Representative’s receipt of the Determination Notice (the later of such 60th date or the last day of the Deadline Date Extension Period being referred to as the “Deadline Date”), the Sellers’ Representative and its Representatives shall be permitted, at the sole cost and expense of the Sellers, to review the records of the Business (solely to the extent relating to the Determination Notice and any payments to be made pursuant to Section 1.9) reasonably requested by the Sellers’ Representative in connection with its review of the Determination Notice.  The Buyer shall cooperate (and shall cause its Representatives to cooperate) with the Sellers’ Representative to enable him and the Representatives of the Sellers to review the Determination Notice, including, without limitation, making reasonably available books, records, work papers and personnel relating to the Determination Notice and any amounts reflected on the Determination Notice or reasonably required in order to verify such amounts, in each case, subject to customary confidentiality protection and solely to the extent needed to review the Determination Notice; provided that such access shall only be afforded during normal business hours, under the supervision of the Buyer’s personnel and in such a manner as not to interfere with the Buyer’s operations.  Notwithstanding anything to the contrary in this Agreement, the Buyer shall not be required to disclose any information to the Sellers’ Representative or any Representative of a Seller if such disclosure would, in the Buyer’s sole discretion, (i) result in the forfeiture or waiver of any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement; provided that the Buyer shall use commercially reasonable efforts to share any portion of information withheld pursuant to clauses (i) and (ii) in a manner so as to prevent any competitive harm or preserve any applicable privilege or compliance with Law.  When accessing any of the Buyer’s properties, the Sellers’ Representative, each Seller, and any of their respective authorized Representatives shall comply with all of the Buyer’s safety and security requirements for the applicable property.  If the Sellers file a lawsuit seeking to require the Buyer to comply with its obligations under this Section 1.9 to provide the

Sellers with prompt reasonable access to books and records so that the Sellers may prepare a Disagreement Notice, the Deadline Date shall be extended for a period of 60 days following the date such lawsuit is filed (the “Deadline Date Extension Period”).  To the extent that such lawsuit to require the Buyer to comply with its obligations to provide access to books and records under this Section 1.9 is not finally resolved or dismissed within the Deadline Date Extension Period, the Deadline Date Extension Period shall be automatically extended until such time as the lawsuit is finally resolved or dismissed.

(g)The Sellers’ Representative shall deliver to the Buyer by the Deadline Date either a notice indicating that the Sellers accept the Determination Notice and the amounts set forth therein (the “Notice of EBITDA Acceptance”) or a statement describing in reasonable detail its objections to the Determination Notice (the “Disagreement Notice”).  Any Disagreement Notice shall specify those items or amounts to which the Sellers object and shall set forth the Sellers’ calculation of such amounts based on such objections.  If the Sellers’ Representative delivers to the Buyer a Notice of EBITDA Acceptance, or the Sellers’ Representative does not deliver a Disagreement Notice by the Deadline Date, then, effective as of either the date of delivery of such Notice of EBITDA Acceptance or as of the end of the Deadline Date, as the case may be, the amounts set forth on the Determination Notice shall be deemed final and binding upon the Buyer and the Sellers.  If the Sellers’ Representative timely delivers a Disagreement Notice, only those matters specified in such Disagreement Notice shall be deemed to be in dispute, and all other matters included in the Determination Notice shall be final and binding upon the Buyer and the Sellers; provided, however, that if the resolution of any matter specified in the Disagreement Notice affects an undisputed component of the Determination Notice, such undisputed component shall, notwithstanding the failure to object to such component in the Disagreement Notice, shall be deemed to be in dispute to the extent so affected.

(h)The Sellers’ Representative and the Buyer shall first use commercially reasonable efforts to resolve any objection set forth on a Disagreement Notice.  Any resolution by the Sellers’ Representative and the Buyer as to such objections shall be final and binding on the parties hereto.  If the Sellers’ Representative and the Buyer do not reach a resolution of all objections set forth on the Disagreement Notice within 45 days after delivery of such Disagreement Notice, the Sellers and the Buyer shall, within 45 days following the expiration of such 45-day period, engage a Neutral Accountant, pursuant to an engagement agreement executed by the Sellers’ Representative, the Buyer and the Neutral Accountant, to resolve any unresolved objections.  The Neutral Accountant shall be instructed to review this Agreement (including this Section 1.9), as well as the Determination Notice and the Disagreement Notice and any other materials requested by the Neutral Accountant, and to only resolve the unresolved objections in accordance with the terms of this Agreement.  The Neutral Accountant shall be instructed to base its determination solely on written submissions by the Buyer and the Sellers’ Representative and the terms of this Agreement, and not to otherwise investigate such matters independently.  The Buyer and the Sellers’ Representative shall direct the Neutral Accountant to make a final determination (which determination shall be binding on the parties hereto) of the unresolved objections and the calculation of the Fresh Kitchen EBITDA, the Other Business EBITDA or the Seller Business EBITDA within 45 days from the date the unresolved objections were submitted to the Neutral Accountant, and such final determination of the Neutral Accountant of any unresolved objections, together with any undisputed component of the Determination Notice, taking into account any adjustment thereto as a result of any determination by the Neutral Accountant, shall be deemed final and binding upon the Buyer and the Sellers.  During the 45-day review by the Neutral Accountant, the Buyer and the Sellers shall, and shall cause each other member of the Seller Group to, make available to the Neutral Accountant such individuals, information, books and records as may be reasonably required by the Neutral Accountant to make its final determination.  In resolving any unresolved objections, the Neutral Accountant (i) shall be bound by the terms of this Agreement (including the provisions of this Section 1.9 and the definitions of Fresh Kitchen EBITDA, Fresh Kitchen Revenue and Fresh Kitchen Expenses, Other Business EBITDA, Other Business Revenue and Other Business Expenses, Seller Business EBITDA and the definitions of any other terms set forth herein and relevant to resolving the unresolved objections), (ii) shall limit its review to the unresolved objections submitted to the Neutral Accountant for resolution and not otherwise investigate matters independently and (iii) shall further limit its review of the unresolved objections solely to whether the Fresh Kitchen EBITDA, the Other Business EBITDA or the Seller Business EBITDA, as applicable, as set forth on the Determination Notice has been prepared in accordance with the terms of this Section 1.9 or contains any mathematical or clerical error.  The determination of any unresolved objections cannot, however, be in excess of, or less than, the greatest or lowest value, respectively, claimed for any such item in the Notice of Determination or the Disagreement Notice.  The resolution by the Neutral Accountant of the unresolved objections shall be final and binding upon the Sellers and the Buyer.  The Sellers and the Buyer agree that the procedure set forth in this Section 1.9 for resolving disputes with respect to the Notice of Determination, the Fresh Kitchen EBITDA, the Other Business EBITDA and the Seller Business EBITDA shall be the sole and exclusive method for resolving any such disputes.  The fees and expenses of the Neutral Accountant shall be allocated between the Sellers and the Buyer based upon the percentage that the portion of the aggregate contested amount not awarded to each party bears to the aggregate amount actually contested by such party, as determined by the Neutral Accountant.

(i)From and after the Closing Date until (i) December 31, 2018, the Buyer shall operate the Business in good faith and in a commercially reasonable manner; (ii) December 31, 2019, the Buyer shall (x) operate the Fresh Kitchen in good faith and in a commercially reasonable manner and (y) not directly or indirectly, whether through asset sale, stock sale, merger or otherwise, sell, transfer or license all or any part of the Business unless the acquiring entity has expressly agreed in writing to assume Buyer’s obligation under this Section 1.9 and, to the extent the Buyer survives such transaction, it remains jointly and severally liable for such obligations in the event that the acquiring entity fails to honor such agreement.  The Buyer covenants to the Sellers that the Buyer will calculate the Fresh Kitchen EBITDA, the Other Business EBITDA and the Seller Business EBITDA in good faith and will not take any actions that are specifically intended to distort, reduce or diminish the Fresh Kitchen EBITDA, the Other Business EBITDA or the Seller Business EBITDA or the payments payable by the Buyer to the

Sellers pursuant to this Section 1.9.  Fresh Kitchen EBITDA, Other Business EBITDA and Seller Business EBITDA shall be calculated in accordance with the terms and conditions of this Agreement.”

5.Exhibit D to the Purchase Agreement (Escrow Agreement).  Exhibit D to the Purchase Agreement is hereby deleted in its entirety and replaced by the form of Escrow Agreement attached hereto as Exhibit A to this Amendment.

6.Exhibit J to the Purchase Agreement (Seller Business EBITDA Thresholds).  Exhibit B to this Amendment shall hereby become Exhibit J to the Purchase Agreement.

7.Section 1.1(b) of the Disclosure Schedules (Assigned Contracts).  The Contracts listed on Exhibit C to this Amendment shall hereby be added to Section 1.1(b) of the Disclosure Schedules.

8.No Other Modification.  Except to the extent specifically amended herein or supplemented hereby, the Purchase Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Purchase Agreement, as amended by this Amendment.  From and after the date of this Amendment, each reference in the Purchase Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Purchase Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Purchase Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

9.Other Terms.  The provisions of Sections 8.1 (Expenses), 8.2 (Notices), 8.3 (Interpretation), 8.5 (Severability), 8.7 (Successors and Assigns), 8.8 (No Third Party Beneficiaries), 8.9 (Amendment and Modification; Waiver), 8.10 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial), 8.11 (Specific Performance), 8.12 (Counterparts) and 8.13 (Non-Recourse) of the Purchase Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto mutatis mutandis.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Buyer and the Sellers’ Representative have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE BUYER

SPARTANNASH COMPANY

By:	/s/ Christopher P. Meyers Name: Christopher P. Meyers Title:Chief Financial Officer

SELLERS’ REPRESENTATIVE

/s/ Matthew Caito
Matthew Caito

Index of Exhibits

EXHIBIT A – Escrow Agreement

EXHIBIT B – Seller Business EBITDA Thresholds

EXHIBIT C – Additional Assigned Contracts